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                                                                     Exhibit 4.2

                       FORM OF CERTIFICATE OF DESIGNATIONS

                                       OF

                      SERIES D CONVERTIBLE PREFERRED STOCK

               RESOLVED that there shall be a series of shares of the Preferred Stock of CD Radio Inc. (the "CORPORATION"), designated "Series D Convertible Preferred Stock"; that the number of shares of such series shall be 7,000,000 and that the rights and preferences of such series (the "SERIES D PREFERRED") and the limitations or restrictions thereon, shall be as follows:

        1.     Dividends.

               (a) The holders of the Series D Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $5.00 per share per annum, payable semi-annually on April 15 and October 15 of each year, when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation (other than the 5% Delayed Convertible Preferred Stock of the Corporation). Such dividends shall accrue on any given share from the date of original issuance of the Series D Preferred and shall accrue from day to day whether or not earned or declared, based on the actual days elapsed and a 360-day year of 12 30-day months. If at any time dividends on the outstanding Series D Preferred at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation (except the 5% Delayed Convertible Preferred Stock of the Corporation).

               (b) Any dividend payable on the outstanding Series D Preferred may be paid, at the option of the Corporation, either (i) in cash or (ii) by adding the amount of such dividend to the Liquidation Preference (as defined below); provided, however, that if the Corporation shall fail to pay any dividend when due, the amount of such dividend shall be added to the Liquidation Preference for such shares of Series D Preferred.





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        2.     Liquidation Preference. In the event of any liquidation,
dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of shares (other than the 5% Delayed Convertible Preferred Stock of the Corporation), the amount of $102.50 per share plus any accrued but unpaid dividends (the "LIQUIDATION PREFERENCE").

        3.     Redemption; Forced Conversion.

               (a) The Series D Preferred may be redeemed in whole but not in part by the Corporation at any time (such date being referred to herein as the "REDEMPTION DATE"), at a redemption price (the "REDEMPTION PRICE") equal to (A) the Liquidation Preference plus (B) any accrued but unpaid Cash Payments (as defined herein) due with respect to the Series D Preferred; provided that the Corporation may not exercise such right of redemption unless the average closing price of the Common Stock as reported in the Wall Street Journal for the 20 consecutive trading days prior to the Redemption Notice (as defined below) shall equal or exceed $18 per share (subject to adjustment for stock dividends, stock splits and reverse stock splits).

               (b) At least 30 days but not more than 60 days prior to the Redemption Date, irrevocable written notice (the "REDEMPTION NOTICE") shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the Series D Preferred, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption that is to be effected, specifying the Redemption Date, the Redemption Price, and the place at which payment may be obtained and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing all the shares of Series D Preferred held by such holder. Subject to the provisions of the following subsection (c), on or after the Redemption Date, each holder of Series D Preferred shall surrender to the Corporation the certificate or certificates representing all the shares of Series D Preferred owned by such holder as of the Redemption Date, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.

               (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares that have been redeemed (except the right to receive the Redemption Price without interest upon surrender of the certificate or certificates representing such shares) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.





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               (d) After April 15, 2000, the Corporation may, upon at least 30 days' but not more than 60 days' prior notice to the holders of Series D Preferred given in the same manner specified for Redemption Notices generally, require the holders of all and not less than all of outstanding shares of Series D Preferred to convert such shares into (x) Common Stock at the then applicable Conversion Price (as defined in Section 4(d)) and (y) all Cash Payments due on the Optional Conversion Date (as defined below), effective on a date (the "OPTIONAL CONVERSION DATE") specified in such notice; provided that no such conversion shall occur if the Corporation has commenced voluntary bankruptcy, become subject to involuntary bankruptcy, had a receiver, liquidator, trustee or other officer having similar power over the Corporation appointed over all or a substantial part of its property, has ceased operations or shall be in default for money borrowed (or the deferred purchase price of property and assets) in excess of $50,000,000 and, in each case, such situation shall not have been remedied. Within 3 business days after the Optional Conversion Date, written notice shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the Series D Preferred, at the address last shown on the records of the Corporation for such holder, notifying such holder of the optional conversion that has been effected, specifying the then applicable Liquidation Preference, Cash Payments and Conversion Price (and the method of calculation thereof) and the place at which such holder shall surrender the certificate or certificates representing the Series D Preferred Shares so converted, and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing all the shares of Series D Preferred held by such holder. Each holder of Series D Preferred shall surrender to the Corporation the certificate or certificates representing all the shares of Series D Preferred owned by such holder as of the Optional Conversion Date, in the manner and at the place designated in such notice, and thereupon the Corporation shall issue and deliver to or upon the order of such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled and shall pay to each such holder, in immediately available funds, an amount equal to all Cash Payments due on the Optional Conversion Date with respect to such holder's shares of Series D Preferred.

               (e) If at any time a Reorganization (as defined in Section 4(k)) shall occur or be proposed, each holder of Series D Preferred shall have the right to require the Corporation, effective upon consummation of such Reorganization, to purchase its Series D Preferred for a cash amount equal to
(A) the sum of the Liquidation Preference plus any Cash Payments due (B) divided by 72.125%. In order for any holder of Series D Preferred to exercise such right, such holder must give notice of such fact to the Corporation not later than the later to occur of (i) 30 days after receipt of notice of the Reorganization and (ii) the consummation of the Reorganization. The Corporation shall provide notice to holders of Series D Preferred given in the same manner as specified for Redemption Notices generally, at least 30 days prior to the anticipated date of the consummation of a Reorganization, which notice shall reasonably set forth the rights of holders of Series D Preferred under this
Section 3(e) and Section 4(k).





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        4.     Conversion. The holders of the Series D Preferred shall have optional conversion rights as follows:

               (a) Accrual of Conversion Rights. The Series D Preferred shares are convertible at any time; provided that the Corporation shall not be obligated to honor any request for conversion of shares of the Series D Preferred at any time to the extent that approval of the Federal Communications Commission ("FCC APPROVAL") of the issuance of shares of Common Stock upon such conversion is or would be required and has not been obtained; provided further that if FCC Approval (other than approval in connection with a conversion of shares of the Series D Preferred resulting in a holder of shares of the Series D Preferred, or a group of persons who have an agreement or understanding to act in concert of which such holder is a member, holding 50% or more of the voting securities of the Corporation) has not been obtained, then, at any time thereafter at the request of any holder of shares of the Series D Preferred, the Corporation shall promptly purchase from such holder, at a purchase price per share equal to (A) the sum of the Liquidation Preference plus any Cash Payments divided by (B) 72.125%, the shares of Series D Preferred held by such holder.

               (b) Right to Convert. At and after the time it has become convertible, each share of Series D Preferred shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Liquidation Preference plus any Cash Payments due on the date the notice of conversion is given, by (ii) the Conversion Price determined as hereinafter provided in effect on said date.

               (c) Mechanisms of Conversion. To convert shares of Series D Preferred into shares of Common Stock, the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation; provided that the Corporation shall at all times maintain an office or agency in New York City for such purposes. The Corporation shall, immediately upon receipt of such notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares that have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled (in the number(s) and denomination(s) designated by such holder), and the Corporation shall deliver to such holder a certificate or certificates for the number of shares of Series D Preferred that such holder has not elected to convert (in the number(s) and denomination(s) designated by such holder). The Corporation shall effect such issuance and shall transmit the certificates by messenger or overnight




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delivery service to reach the address designated by such holder within two business days after the receipt of such notice. For all purposes of this Certificate of Designations, such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

               (d)    Determination of Conversion Price.

                      (i) The "CONVERSION PRICE" shall be 72.125% of the least of (x) the average of the daily means between the low trading price of the Common Stock and the closing price of the Common Stock for all the trading days between October 15, 1997 and November 15, 1997 (inclusive) for such trading days, (y) the average of the daily means between the low trading price of the Common Stock and the closing price of the Common Stock during the 3 consecutive trading days immediately preceding the date of conversion and (z) the weighted-average (based upon the number of shares sold) of the actual selling price (but not less than the low trading price on the date of such trade as reported on the principal market for the Common Stock), at which the holder shall have sold shares of Common Stock received or receivable upon conversion of the Series D Preferred, reduced by any trading commissions or underwriting spreads paid by such holder, as certified to the Corporation by such holder; provided, however, that clause (z) shall only apply to the extent shares of Common Stock are actually sold and the holder converting Series D Preferred shall have given notice to the Corporation of such sale not more than 24 hours after such sale; provided further that clause (z) shall be unavailable if such holder shall fail to give such notice within such time.

                      (ii) The "LOW TRADING PRICE" and the "CLOSING PRICE", respectively, of the Common Stock on any day shall be (A) the lowest reported sale price and the reported closing price (last sale price), regular way, of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the lowest reported sale price and the reported closing price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the final bid price and the mean of the final bid and asked prices for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding trading days. If none of the foregoing provisions are applicable, the phrase "MEANS BETWEEN THE LOW TRADING PRICE OF THE COMMON STOCK AND THE CLOSING PRICE OF THE COMMON STOCK" on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock





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Exchange, Inc., selected in good faith by the Board of Directors of the
Corporation. The term "TRADING DAY" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated.

                      (iii) In the event that during any period of consecutive trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

               (e) Distributions. In the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or other property (other than cash paid out of current earnings) or any of its subsidiaries other than additional shares of Common Stock, then in each event, in addition to the number of shares of Common Stock receivable upon conversion, provision shall be made so that the holders of Series D Preferred shall receive, upon the conversion thereof, the securities of the Corporation that they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion.

               (f) Certificates as to Adjustments. Upon the occurrence of any adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series D Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property that at the time would be received upon the conversion of Series D Preferred with respect to each share of Common Stock received upon such conversion.

               (g) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the





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                                        7

holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive or exercise any other right, the Corporation shall mail to each holder of Series D Preferred at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

               (h) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series D Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

               (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred, at least such number of its shares of Common Stock that is the greater of (a) 10,000,000 and (b) 1.5 times the number as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred at the Conversion Price calculated using the method set forth in Section 4(d)(i)(v), adjusted for all subdivisions or combinations of the Common Stock or payments of dividends on the Common Stock made in shares of Common Stock, and if at any time the number of authorized but unissued and reserved shares of Common Stock shall not be greater than or equal to such larger amount, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued and reserved shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval. In the event that the Corporation shall at any time fail to authorize or reserve the number of shares of Common Stock sufficient to effect the conversion of all outstanding shares of the Series D Preferred at the Conversion Price calculated using the method set forth in Section 4(d)(i)(y), then at any time thereafter at the request of any holder of shares of the Series D Preferred, the Corporation shall promptly purchase from such holder, at a purchase price equal to (A) the sum of the Liquidation Preference plus any Cash Payments due divided by (B) 72.125%, the number of shares of the Series D Preferred equal to such holder's pro-rata share of the "DEFICIENCY." The "DEFICIENCY" shall be equal to the number of shares of the Series D Preferred that would not be able to be converted for shares of Common Stock, due to an insufficient amount of Common Stock available, if all the then outstanding shares of the Series D Preferred were submitted for conversion.





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               (j) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series D Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series D Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

               (k) Reorganization or Merger. In case of any reorganization or any reclassification of the Common Stock or other capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person (a "REORGANIZATION"), in which any of the holders of Series D Preferred does not elect to require the Corporation to redeem the Series D Preferred as provided in Section 3(e), then, as part of such Reorganization, provision shall be made so that each share of Series D Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series D Preferred not so redeemed would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate judgment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series D Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series D Preferred.

               (l) Additional Satellite DARS Licenses. If (i) prior to April 21, 1998, more than two licenses (including the license awarded to the Corporation) have been awarded by the Federal Communications Commission that permit the recipients thereof to provide satellite digital audio radio services ("SATELLITE DARS"), (ii) more than two recipients of such licenses (including the Corporation) commence or announce an intention to commence Satellite DARs using their license and (iii) the holders of more than one-third of the then outstanding shares of Series D Preferred shall so request in writing, then, on the first business day following 60 calendar days after receipt of such request, the Corporation shall promptly purchase one-half of the shares of Series D Preferred held by each such requesting holder as of such date at a purchase price per share equal to (A) the sum of the Liquidation Preference plus any Cash Payments then due and unpaid divided by (B) 72.125%.





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        5. Other Provisions. For all purposes of this Certificate of
Designations, the term "DATE OF ORIGINAL ISSUANCE OF THE SERIES D PREFERRED" shall mean the day on which any shares of the Series D Preferred are first issued by the Corporation, and the terms "TRADING PRICE", "LAST TRADE PRICE", "CLOSING PRICE" and "TRADING DAYS" shall have the meanings given them in Section 4(d)(ii) hereof. Any provision herein that conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation.

        6. Restrictions and Limitations. The Corporation shall not undertake the following actions without the consent of the holders of a majority of the Series D Preferred: (A) modify its Certificate of Incorporation or Bylaws so as to amend or change any of the rights, preferences or privileges of the Series D Preferred; or (B) purchase or otherwise acquire for value any Common Stock or other equity security of the Corporation or any non- wholly-owned subsidiary thereof not held by the Corporation or any wholly-owned subsidiary while there exists any arrearage in the payment of cumulative dividends hereunder or any Cash Payments due or the Liquidation Preference exceeds $25. The Corporation shall not, in connection with a repurchase of any shares of Series D Preferred, undertake any of the following actions without the consent of all of the holders of the Series D Preferred: (1) reduce the amount of Series D Preferred whose holders must consent to an amendment or waiver, (2) reduce the rate of, or change the time for payment of, dividends on the Series D Preferred or alter the Liquidation Preference, or (3) alter the conversion provisions with respect to the Series D Preferred.

        7. Voting Rights. Except as provided herein or as provided for by law, the Series D Preferred shall have no voting rights.

        8. Notices. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series D Preferred shall be deemed given five (5) days after deposit in the United States mail, postage prepaid, or one day after deposit with a nationally-recognized overnight courier, in either case addressed to each holder of record at its address appearing on the books of the Corporation. The Corporation shall distribute to the holders of shares of the Series D Preferred, copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock, at such times and by such method as such documents are distributed to such holders.

        9. Attorneys' Fees. Any holder of Series D Preferred shall be entitled to recover from the Corporation the reasonable attorney's fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

        10. Cash Payments. The Company must make a cash payment in an amount per share equal to 3% of the Liquidation Preference of the Series D Preferred per month to each





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holder if the Company fails (i) to honor any request for conversion of the
Series D Preferred as permitted by the terms and conditions of the Series D Preferred or (ii) to maintain the listing of the Common Stock on the Nasdaq Small Capitalization Market, the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange.

        In addition, if the Company fails at any time to reserve a sufficient number of shares of Common Stock for issuance upon conversion of the Series D Preferred, it must make a cash payment equal to 3% of the Liquidation Preference (proportionately reduced by the amount of shares that are so authorized and reserved) per month to the holders of the Series D Preferred.

        The cash payments referred to in this Section 10 are, collectively, "CASH PAYMENTS," as such term is used in this Certificate of Designations.

        11. Replacement Certificates. The certificate(s) representing the shares of Series D Preferred held by any holder may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of share of Series D Preferred, as requested by such holder upon surrendering the same. No service charge will be made for such registration of transfer or exchange.

        12. Wire Transfers. All payments required to be made by the Corporation with respect to the Series D Preferred shall, upon the written request of any such holder of the Series D Preferred, be made by wire transfer to the account designated by such holder.

        13. Additional Financings. The Corporation shall not undertake to conduct any debt or equity financing that is not either pari passu or junior, in seniority, structure and maturity, to the Series D Preferred.

        14. Like Treatment of Holders. Neither the Corporation nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of shares of Series D Preferred or any securities received upon conversion of Series D Preferred shares, for or as an inducement to any consent, waiver or amendment of any terms or provisions of such securities unless such consideration is offered to be paid or agreed to be paid to all holders which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement. Neither the Corporation nor any of its affiliates shall, directly or indirectly, redeem or repurchase any shares of Series D Preferred or any securities received upon conversion of Series D Preferred shares unless such offer of redemption or repurchase is made pro rata to all holders of such securities on identical terms.

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